Exhibit 99.2

ITEM 2.  PROPERTIES

Facilities.  As of March 31, 2012, ATK occupied manufacturing, assembly, warehouse, test, research, development, and office facilities having a total floor space of approximately 21 million square feet. These facilities are either owned or leased, or are occupied under facilities-use contracts with the U.S. Government.

As of March 31, 2012, ATK’s operating segments had significant operations at the following locations:

Aerospace Group	Commerce, CA; Goleta, CA; San Diego, CA; Beltsville, MD; Iuka, MS; Dayton, OH; Brigham City/ Promontory, UT; Clearfield, UT; Magna, UT
Defense Group	Mesa, AZ; Elk River, MN; Plymouth, MN; Independence, MO; Radford, VA; Woodland Hills, CA; Clearwater, FL; Elkton, MD; Ronkonkoma, NY; Fort Worth, TX ; Rocket Center, WV
Sporting Group	Oroville, CA; Boise, ID; Lewiston, ID; Anoka, MN; Fenton, MO; Bozeman, MT; Lares, Puerto Rico; Mayaguez, Puerto Rico; Norfolk, VA; Onalaska, WI; the Dominican Republic
Corporate	Minneapolis, MN; Arlington, VA

The following table summarizes the floor space, in thousands of square feet, occupied by each operating segment as of March 31, 2012:

	Owned	Leased	Government Owned(1)	Total
Aerospace Group	5,321	3,635	479	9,435
Defense Group	691	878	7,642	9,211
Sporting Group	1,615	775	—	2,390
Corporate	—	155	—	155
Total	7,627	5,443	8,121	21,191
Percentage of total	36%	26%	38%	100%

(1)           These facilities are occupied under facilities contracts that generally require ATK to pay for all utilities, services, and maintenance costs.

Land.  ATK also uses land that it owns or leases for assembly, test, and evaluation, in Brigham City, Corrine, and Magna, UT, which is used by Aerospace Group; in Elk River, MN, and Socorro, NM, which are used by Defense Group.

ATK personnel occupy space at the following facilities that are not owned or operated by ATK: Marshall Space Flight Center, Huntsville, AL; Kennedy Space Center, Cape Canaveral, FL; Vandenberg Air Force Base, Vandenberg, CA; and Picatinny Arsenal, Picatinny, NJ. The square footage of these facilities are included in the table above.

ATK’s properties are well maintained and in good operating condition and are sufficient to meet ATK’s near-term operating requirements.